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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



     We consent to the incorporation by reference in this Registration Statement of BioSepra Inc. on Form S-8 relating to the 1997 Stock Incentive Plan, of our report dated February 27, 1996, except as to the information in the fourth paragraph of Note H and the seventh paragraph of Note C, for which the date is March 29, 1996, on our audits of the consolidated financial statements and financial schedule of BioSepra Inc. as of December 31, 1995, and for the years ended December 31, 1995 and 1994, which reports are included in BioSepra Inc.'s 1996 Annual Report on Form 10-K.



                                             /s/ COOPERS & LYBRAND L.L.P.




Boston, Massachusetts
June 10, 1997